Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-251544) of Virios Therapeutics, Inc. (the "Company") of our report dated March 18, 2022, with respect to the financial statements of the Company included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

March 18, 2022